UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 12, 2012

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 12, 2012, Denny’s Corporation (the “Company”) and certain of its subsidiaries entered into a Credit Agreement among Denny’s, Inc., as Borrower, the Company, Denny’s Realty, LLC and DFO, LLC, as Guarantors, Wells Fargo Bank, N.A., as Administrative Agent and L/C Issuer, Regions Bank and General Electric Capital Corp., as Co-Syndication Agents and Cadence Bank and RBS Citizens, N.A. as Co-Documentation Agents (the “New Credit Facility”). The New Credit Facility provides for a five-year $250 million credit facility that is comprised of a $190 million senior secured term loan and a $60 million senior secured revolver (with a $30 million letter of credit sublimit). Borrowings for the term loan will bear a tiered interest rate based on the Company’s consolidated leverage ratio and is initially set at LIBOR plus 300 basis points. The New Credit Facility does not contain an interest rate floor for either the term loan or the revolver. It includes an accordion feature that would allow the Borrowers to increase the size of the facility to $300 million. The maturity date for the New Credit Facility is April 12, 2017.

The New Credit Facility is being used to refinance the Company's existing credit facility (described below) and will also be available for working capital, capital expenditures and other general corporate purposes. The New Credit Facility is guaranteed by the Company and its material subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries, including the stock of the Company’s subsidiaries.

The New Credit Facility includes negative covenants that are usual for facilities and transactions of this type. The New Credit Facility also includes certain financial covenants with respect to a maximum consolidated leverage ratio, a minimum consolidated fixed charged coverage ratio and maximum capital expenditures.

The term loan under the New Credit Facility requires amortization of 10% per year paid quarterly starting June 30, 2012. The Borrowers will be required to make certain mandatory prepayments under certain circumstances and will have the option to make certain prepayments under the New Credit Facility. The New Credit Facility includes events of default (and related remedies, including acceleration and increased interest rates following an event of default) that are usual for facilities and transactions of this type.

For additional information, see the press release attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 12, 2012, the Company terminated its Second Amended and Restated Credit Agreement dated as of September 30, 2010, among Denny’s Inc. and Denny’s Realty, LLC, as Borrowers, the Company, Denny’s Holdings, Inc. (Denny’s Holdings, Inc. having been subsequently merged with and into the Company), and DFO, LLC, as Guarantors, Bank of America, N.A., as Administrative Agent and L/C Issuer, certain other lenders, and Wells Fargo Bank, N.A., as Syndication Agent, which established a credit facility in the original amount of $310 million (as amended to date, the “Old Credit Facility”). The Old Credit Facility was terminated in connection with the entry into the New Credit Facility described in Item 1.01 above.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 of this Form 8-K regarding the New Credit Facility is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 -- Press Release of Denny’s Corporation dated April 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: April 12, 2012	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer